Exhibit 10.1

BI-LO HOLDING, LLC

211 BI-LO Boulevard

Greenville, South Carolina 29607

January 23, 2012

Bennett L. Nussbaum

5050 Edgewood Court

Jacksonville, FL 32254

Subject: Offer of Post-Closing Employment

Dear Bennett:

On behalf of the Company, I am pleased to confirm our offer of employment as Integration Lead of Winn-Dixie Stores, Inc., a Florida corporation (the “Company”), as set forth in this letter agreement (this “Letter Agreement”). This Letter Agreement will be effective as of, and contingent upon, the closing of the Agreement and Plan of Merger among Opal Holdings, LLC, Opal Merger Sub, Inc. and Opal, Inc., (also known as Winn-Dixie Stores, Inc., or the Company) dated as of December 16, 2011 (“Merger Agreement”), whereby Opal Merger Sub will be merged with and into the Company (the “Merger”), and the Company will become an indirect wholly-owned subsidiary of BI-LO Holding, LLC, a Delaware limited liability company (“Parent”). In the event that the Merger is not consummated, this Letter Agreement will be null and void ab initio and without effect.

The details of your employment with the Company are as follows:

Employment; Reporting; Duties:

In connection with the integration of the Company and Parent, effective as of the closing of the Merger, you will cease to serve as the Company’s Chief Financial Officer (“CFO”), and instead will be employed as the Company’s Integration Lead (the “Position”), and will report directly to the Chief Executive Officer of the Company (the “CEO”). You will have such duties, responsibilities, power and authority as those assigned from time to time by the CEO. Please note that you will be employed and paid solely by the Company and not the Parent.

You may serve on the boards of civic and charitable entities and of other corporate entities, and manage your personal investments and affairs; provided that such activities do not, either individually or in the aggregate, interfere with your duties and responsibilities of the Position or create a conflict of interest in relation thereto.

Compensation and Benefits:

You will receive a base monthly salary (the “Base Compensation”) from the Company equal to $51,483.33 (annually equivalent to $617,800), subject to applicable withholdings. Your salary will be paid in accordance with standard Company procedures.

For the Company’s current fiscal year ending on or about June 30, 2012 you will receive an Annual Incentive Plan bonus prorated to March 31, 2012, based on actual performance for such year, which shall be determined and paid within seventy-five (75) days of the close of such fiscal year.

For each calendar quarter beginning on April 1, 2012 during which you are employed as the Company’s Integration Lead, you will be eligible for a quarterly performance bonus from the Company, in lieu of any other bonus or incentive pay, up to a maximum potential of $150,000 per calendar quarter, as determined and payable in the sole discretion of the Board of Directors of the Company, to be paid as soon as practicable after the quarter end financial statements are available. You will remain eligible for this bonus as long as you are actively employed in the Position on the relevant quarter end, whether or not you are employed on the actual payment date.

Except as provided below, you and your eligible family members are eligible for participation in employee benefit plans, policies and programs provided by the Company, on such terms and conditions as are generally provided to other executives of the Company. Please be aware that nothing in this Letter Agreement shall limit the Company’s or Parent’s ability to change, modify, cancel or amend any such policies or plans. Also, please note that you will not be eligible to participate in the Company’s Annual Incentive Plan or any long-term incentive plan, or in the Parent’s annual incentive plan, severance plan, or any long-term incentive plan, including without limitation, the Parent’s Incentive Pool Plan and Award Agreement.

Notwithstanding anything to the contrary herein, you shall continue to participate in the Company’s Executive Severance Plan (“ESP”), which shall remain in full force and effect. For purposes of the ESP, you will continue to be treated as a Covered Employee, Executive Team Member and an Exhibit “A” SVP or GVP (as such terms are defined in the ESP). Thus, for example, you retain your rights to terminate for Good Reason by virtue of you no longer being the CFO of the Company. Similarly, if you are involuntarily terminated not for Cause, you would also retain your rights under the ESP.

Moreover, if you remain in the Position past the “Change in Control Period” as defined in the ESP, the Company will continue to honor your rights thereunder until the earlier of (i) you no longer being employed in the Position, or (ii) three (3) years from the Closing of the Merger. The required Release to be used under the ESP, entitled the General Release and Separation Agreement, is attached hereto.

You will enjoy the same reimbursement and travel policies as the other executives of the Company. You will also be entitled to administrative and other support staff assistance comparable to that provided to other executives of the Company.

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Term of Employment:

This offer of employment does not constitute, and may not be construed as, a commitment to employment for any specific duration. Your employment with the Company will be “at will” and will terminate upon either party giving ninety (90) days’ advance notice to the other of termination of the employment relationship. You may leave the Company, or the Company may require you to leave its employ, for any reason, at any time, except as otherwise provided by law. The Company may choose to pay you your continuing base salary through the end of such 90 day period, in lieu of giving you the above notice. For the avoidance of doubt, if the Company chooses to pay you in lieu of notice, no bonus would be paid with respect to this notice period.

Continuation of Non-Solicitation, Non-Disparagement, Non-Disclosure and Non-Competition Covenants:

The non-solicitation, non-disparagement, non-disclosure and non-competition covenants set forth in the Company’s ESP (including the remedies for breach thereof) are hereby incorporated by reference as if set out in full herein, and shall continue in full force and effect during the period set forth in the ESP.

Miscellaneous:

This Letter Agreement and performance hereunder will be governed by the laws of the State of Florida. Any dispute relating hereto shall be settled exclusively by binding arbitration before a single arbitrator in Jacksonville, Florida, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear its own costs of arbitration and own attorney’s fees.

Nothing herein is intended to modify any indemnification and D&O insurance rights that you may have under the Merger Agreement.

You will be given the opportunity to comment on any press releases or Company announcements related to your change of employment status at the Company as outlined in this Letter Agreement.

We will reimburse you for your reasonable attorney’s fees in negotiating this Letter Agreement, up to a maximum of $10,000.

Except as provided herein, this Letter Agreement supersedes all current and prior agreements and understandings, oral or written, between you and the Company.

All of us are pleased to have you assume your new duties with the Company as its Integration Lead. Please sign where indicated below and return a copy of this letter to me within five business days.

Should you need any additional information or have any questions, please do not hesitate to call me at 214-754-8477.

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Sincerely,

BI-LO HOLDING, LLC

By:	/s/ Marc L. Lipshy
Name:	Marc L. Lipshy
Title:	Vice President

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Accepted and Agreed:

Bennett L. Nussbaum

/s/ Bennett L. Nussbaum	January 25, 2012
Signature	Date

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Exhibit A

WINN-DIXIE STORES, INC. EXECUTIVE SEVERANCE PLAN

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (“Agreement”) is made and entered into between [ASSOCIATE’S NAME] (“Employee”) and Winn-Dixie Stores, Inc., its officers, agents, employees, successors and assigns and any affiliated company, parent, or subsidiary, and their past and present directors, officers, employees, representatives, successors and assigns (“Winn-Dixie”) pursuant to Winn-Dixie Stores, Inc.’s Executive Severance Plan, Plan Number 589, effective January 31, 2008 (“Plan”), with reference to the following facts:

R E C I T A L S

WHEREAS Employee’s job as [JOB TITLE] will cease effective [RELEASE DATE]. This date will be referenced herein as Employee’s separation date and/or date of separation.

WHEREAS Employee acknowledges that in order to receive the consideration outlined in the Plan, he/she must execute this Agreement and return it to Winn-Dixie’s Human Resources Department, Attention: [NAME], SVP, Human Resources.

WHEREAS Employee acknowledges that the benefits he/she has elected to receive by executing and returning this Agreement are in excess of those he/she would have received from Winn-Dixie if he/she had not elected to execute and return this Agreement.

WHEREAS Employee acknowledges that the benefits he/she will receive as a result of executing this Agreement are not something he/she would have been entitled absent execution of this Agreement.

WHEREAS Employee acknowledges that the benefits he/she will receive as a result of executing this Agreement will expire unless the Agreement is executed and returned to Winn-Dixie within ninety (90) days of the Employee’s separation date.

WHEREAS Employee and Winn-Dixie seek to protect Winn-Dixie against unfair competition and its investment in its workforce.

WHEREAS Employee and Winn-Dixie, each desire to settle, fully and finally, all claims, known or otherwise, that Employee could have asserted based on his/her employment relationship and the separation thereof.

THEREFORE, in consideration of the mutual promises set forth in this Agreement, Employee and Winn-Dixie agree as follows:

1. Winn-Dixie Agrees

In full consideration and as material inducement for Employee’s signing of this Agreement, and agreeing to the releases and promises as provided for herein, Winn-Dixie agrees, in accordance with the Plan:

(a)	to pay Employee [SPELLOUT DOLLAR AMOUNT] ($XX,XXX.XX) (the equivalent of twenty-six (26) weeks of Week’s Gross Pay), less normal

General Release and Separation Agreement

Winn-Dixie Stores, Inc./[NAME]

withholding tax and FICA deductions, and up to a maximum of [SPELLOUT DOLLAR AMOUNT] ($XX,XXX.XX) (the equivalent of one hundred four (104) weeks of Week’s Gross Pay), less normal withholding tax and FICA deductions, as outlined in the Plan.

(b)

to pay Employee [SPELLOUT DOLLAR AMOUNT] ($XXX,XXX.XX) (the equivalent of one-half ( 1/2) of the annual Target Bonus, less normal withholding tax and FICA deductions, and up to a maximum of [SPELLOUT DOLLAR AMOUNT] ($XXX,XXX.XX) (the equivalent of two (2) times of the annual Target Bonus), less normal withholding tax and FICA deductions, as outlined in the Plan.

(c)	to pay Employee’s monthly COBRA premiums for the cost of continuing the health and dental benefits he/she was enrolled in on Employee’s separation date or as subsequently modified under the health and dental plan change in election rules (including any coverage for spouse and dependents) for up to twenty-four (24) months or through the date on which Employee accepts other employment or otherwise becomes ineligible to receive COBRA coverage, whichever occurs first, as outlined in the Plan.

(d)	to only verify dates of employment through The Work Number at (800) 996-7566 or http://www.theworknumber.com if contacted by an employer or prospective employer of Employee.

(e)	to not contest Employee’s entitlement to unemployment benefits, if any, he/she may be entitled to in accordance with applicable state unemployment laws and regulations.

2. Complete and Full General Release of All Claims

In consideration for the benefits set out more fully below, Employee, for himself/herself, his/her heirs, successors and assigns, hereby, unconditionally and forever releases and discharges Winn-Dixie and any affiliated company, parent, or subsidiary, and their past and present directors, officers, employees, representatives, successors and assigns from any and all claims, whether known or not, including but not limited to, claims, rights, or amounts for attorneys’ fees, wages, debts or damages of any kind arising out of, but not limited to, his/her hiring, employment, treatment by or separation from employment with Winn-Dixie. This Agreement applies to all claims and causes of action including, but not limited to, claims, arising under any civil rights statutes, including but not limited to the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Family Medical Leave Act, the Fair Labor Standards Act of 1938, the Rehabilitation Act of 1973, the National Labor Relations Act, the Florida Civil Rights Act of 1992, or any other local, state or federal law or regulation of whatever kind, or any theory of contract or tort based on events occurring prior to the execution of this Agreement. Furthermore, this Agreement applies to all claims and causes of action including, but not limited to, claims related to any other entitlement to severance from Winn-Dixie under any other plan or agreement. This Agreement, however, will not apply to claims for benefits to which the Employee is eligible under Winn-Dixie-sponsored pension, retirement or health insurance plans, or under (i) the offer letter dated January 25,

General Release and Separation Agreement

Winn-Dixie Stores, Inc./[NAME]

2012, relating to Employee’s post closing employment with Company, as defined therein, (ii) the Company’s indemnification and D&O insurance arrangements, or (iii) the Agreement and Plan of Merger among Opal Holdings, LLC, Opal Merger Sub, Inc. and Opal, Inc., (also known as Winn-Dixie Stores, Inc., or the Company) dated as of December 16, 2011 (“Merger Agreement”).

3. No Other Filings

Employee represents that he/she has not filed any charges, complaints or other accusatory pleadings against Winn-Dixie or any of its officers, directors, employees or representatives based upon or arising out of any aspect of his/her employment relationship with Winn-Dixie or separation therefrom which may have accrued as of the date of the execution of this Agreement. Employee agrees that if at any time after the execution of this Agreement it is established that he/she violated the terms of this provision, Winn-Dixie shall have the right to seek appropriate relief, including, but not limited to, a permanent injunction restraining Employee from further violations. Employee further agrees that damages for any breach of this provision will be difficult to calculate and that should Employee breach this provision, Winn-Dixie shall be entitled to both stop payment of any funds owed under this Agreement and the Plan and bring legal action against Employee in a court of competent jurisdiction for each such breach. Upon the entry of any judgment finding such a breach, Winn-Dixie shall also be entitled to recover forty percent (40%) of all payments made to Employee or on his/her behalf as outlined in the Plan as liquidated damages for each such breach. Employee further agrees that with respect to the claims he/she is waiving, he/she is waiving his/her right to recover money or other relief in any action that might be brought on his/her behalf by any other person or entity including, but not limited to, the United States Equal Employment Opportunity Commission, the Department of Labor, or any other (U.S. or foreign) federal, state or local governmental agency or department.

4. Non-Admission of Liability

It is understood and agreed that this Agreement has been reached purely on a compromise basis and is not to be construed as an admission by either Employee or Winn-Dixie of any violation of any federal, state or local law, ordinance, or administrative regulation, or any action in contract or tort which either party could have brought in a subsequent lawsuit.

5. Return of Materials

Employee agrees to return all equipment owned by Winn-Dixie in his/her possession, custody or control upon his/her Separation date. The term equipment includes, but is not limited to laptops, wireless communication devices, credit cards, access cards or any other equipment specifically assigned to Employee and used for business purposes by Employee (“Equipment”) as [INSERT JOB TITLE]. The term equipment does not include business cards, office supplies, pencils or any other item not specifically assigned to Employee. Employee further agrees to return all materials, memorandum, notes, records, lists, or any other documents or tangible medium containing proprietary information pertaining to Winn-Dixie’s business or its customers (“Materials”) upon his/her separation date.

Employee and Winn-Dixie further agree that damages for any breach of Employee’s agreement to return materials will be difficult to calculate and that should Employee breach this promise to return materials, Winn-Dixie shall be entitled to both stop payment of any

General Release and Separation Agreement

Winn-Dixie Stores, Inc./[NAME]

funds owed under this Agreement and bring legal action against Employee in a court of competent jurisdiction for each such breach. Upon the entry of any judgment finding such a breach, Winn-Dixie shall also be entitled to recover forty percent (40%) of all payments made to Employee or on his/her behalf as outlined in the Plan as liquidated damages for each such breach. To the extent, Employee discovers that he/she has inadvertently or mistakenly failed to return any of the aforementioned Equipment or Materials, Employee agrees to immediately return the Equipment and/or Materials by way of overnight delivery to Winn-Dixie’s General Counsel. So long as Employee has not used said inadvertently or mistakenly withheld Equipment or Materials to violate any other provision of this Agreement, any such discovery and return of said inadvertently or mistakenly withheld Equipment or Materials shall not subject Employee to liability under this provision.

6. Non-Solicitation

For one hundred four (104) weeks after his/her separation date, Employee agrees that he/she will not directly or indirectly, without the Winn-Dixie’s prior written consent, solicit employees of Winn-Dixie who worked under Employee’s supervision and with whom Employee had substantial business dealings for the purpose of inducing them to leave their employment with the Company or its affiliates.

In the event of any breach by Employee of the above-referenced non-solicitation clause, the resulting injuries to Winn-Dixie would be difficult or impossible to estimate accurately, but it is certain that injury or damages will result to the business of Winn-Dixie. Employee therefore agrees that, in the event of any such breach, Winn-Dixie shall be entitled, in addition to any available legal or equitable remedies for damages, to an injunction to restrain the violation or anticipated violation of this clause. Winn-Dixie’s rights under this paragraph shall be in addition to every other remedy (equitable, statutory, legal or contractual) to which Winn-Dixie may be entitled.

7. Non-Disparagement

For one hundred four (104) weeks after his/her separation date, Employee agrees to refrain from publicly or privately either directing any disparaging or defamatory remarks regarding Winn-Dixie or engaging in any form of disparaging or defamatory conduct that disparages Winn-Dixie, portrays Winn-Dixie in a negative light, or otherwise impairs the reputation, goodwill or commercial interests of Winn-Dixie Company or its affiliates. Employee understands and agrees that this restriction prohibits, among other things, the making of disparaging or defamatory remarks regarding Winn-Dixie or engaging in any disparaging or defamatory conduct that disparages, portrays in a negative light, or otherwise impairs the reputation, goodwill or commercial interests of Winn-Dixie to any (1) member of the general public; (2) either customers, vendors or suppliers or potential customers, vendors or suppliers of Winn-Dixie; (3) current, former or prospective employees of Winn-Dixie; or (4) member(s) of the press or other media.

In the event of any breach by Employee of the above-referenced non-disparagement clause, the resulting injuries to Winn-Dixie would be difficult or impossible to estimate accurately, but it is certain that injury or damages will result to the business of Winn-Dixie. Employee therefore agrees that, in the event of any such breach, Winn-Dixie shall be entitled, in addition to any available legal or equitable remedies for damages, to an injunction to restrain the violation or anticipated violation of this clause. Winn-Dixie’s rights under this paragraph shall be in addition to every other remedy (equitable, statutory, legal or contractual) to which Winn-Dixie may be entitled.

General Release and Separation Agreement

Winn-Dixie Stores, Inc./[NAME]

8. Non-Disclosure

Employee agrees that in his/her position as [INSERT JOB TITLE] he/she had access to and indeed did review proprietary and confidential information that both was not available to the general public and the Company took reasonable steps to protect from being disseminated to the public. This information included, but was not limited to customer, supplier and vendor information; processes; know-how; trade secrets defined as information including a formula, pattern, compilation, program, device, method, technique, or process that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; other valuable confidential business information or professional information that otherwise does not qualify as trade secrets; pricing; marketing strategies; and all other similar and related information of the Company. Employee further agrees that the Company has a legitimate business interest in protecting substantial relationships with specific prospective or existing customers, vendors, or suppliers; customer or vendor goodwill associated with its business; and extraordinary or specialized training.

In light of Employee’s access to this information Employee furthermore agrees that he will not at any time disclose any of the Company’s proprietary, secret or confidential information to any person or party, directly or indirectly, for a period of five (5) years from his/her Severance Date.

In the event of any breach by Employee of the above-referenced non-disclosure and non-compete clause, the resulting injuries to Winn-Dixie would be difficult or impossible to estimate accurately, but it is certain that injury or damages will result to the business of Winn-Dixie. Employee therefore agrees that, in the event of any such breach, Winn-Dixie shall be entitled, in addition to any available legal or equitable remedies for damages, to an injunction to restrain the violation or anticipated violation of this clause. Winn-Dixie’s rights under this paragraph shall be in addition to every other remedy (equitable, statutory, legal or contractual) to which Winn-Dixie may be entitled.

9. Complete Agreement

It is understood and agreed that this Agreement sets forth the entire agreement between Employee and Winn-Dixie and supercedes any previous agreement between Employee and Winn-Dixie.

10. Choice of Law

This Agreement is to be construed according to the laws of the State of Florida.

11. Severability

Should any provision of this Agreement be declared unlawful or invalid, all other provisions shall remain in full force and effect.

General Release and Separation Agreement

Winn-Dixie Stores, Inc./[NAME]

12. Acknowledgment

EMPLOYEE REPRESENTS AND ACKNOWLEDGES THAT HE/SHE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO ENTERING THIS AGREEMENT, AND THAT HE/SHE HAS BEEN PROVIDED WITH A PERIOD OF AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THE AGREEMENT. EMPLOYEE FURTHER REPRESENTS AND ACKNOWLEDGES THAT HE/SHE HAS READ THIS AGREEMENT IN ITS ENTIRETY, THAT THE AGREEMENT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY HIM/HER, THAT HE/SHE FULLY UNDERSTANDS ITS CONTENT AND EFFECT, AND, WITHOUT DURESS OR COERCION, KNOWINGLY AND VOLUNTARILY AGREES TO ITS TERMS AND CONDITIONS. EMPLOYEE ALSO ACKNOWLEDGES AND REPRESENTS THAT THE CONSIDERATION PROVIDED IN EXCHANGE FOR THIS AGREEMENT IS OF VALUE TO HIM/HER AND IS NOT ANYTHING TO WHICH HE/SHE IS ALREADY ENTITLED.

EMPLOYEE FURTHER ACKNOWLEDGES THAT HE/SHE MAY REVOKE THIS AGREEMENT AT ANY TIME WITHIN SEVEN (7) DAYS OF EXECUTING THE AGREEMENT. ANY REVOCATION, HOWEVER, MUST BE IN WRITING AND DELIVERED TO WINN-DIXIE’S SENIOR VICE PRESIDENT OF HUMAN RESOURCES. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED.

Dated this      day of             , 20[xx].

By:		By:
[NAME] [NAME]
	Employee ID No. XXXXXXXXX	[SVP, DECISIONAL UNIT]

Sworn to and subscribed before me

this      day of             , 20[xx].

Notary Public

My Commission Expires:

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